Exhibit 99.2
ADAPTIVE INSIGHTS, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Adaptive Insights, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except per share data)

	January 31,	April 30,
	2018	2018

Assets
Current assets
Cash and cash equivalents	$30,134	$43,819
Accounts receivable, net	18,629	20,335
Prepaid expenses and other current assets	4,810	5,110
Total current assets	53,573	69,264
Capitalized software development costs, net	5,299	5,705
Property and equipment, net	2,608	2,642
Goodwill	1,241	1,241
Other assets	517	3,317
Total assets	$63,238	$82,169

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,295	$3,065
Accrued expenses and other current liabilities	23,208	21,002
Deferred revenues	70,189	75,008
Current portion of long-term debt	1,014	737
Total current liabilities	97,706	99,812
Deferred revenues, non-current	22,195	21,511
Long-term debt	25,005	49,325
Common stock warrant liability	1,386	—
Other long-term liabilities	1,530	1,938
Total liabilities	147,822	172,586
Commitments and contingencies (Note 8)
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.001 par value; 121,181 shares authorized as of January 31, 2018 and April 30, 2018; 30,278 shares issued and outstanding at January 31, 2018 and April 30, 2018; aggregate liquidation preference of $180,172 at January 31, 2018 and April 30, 2018	$179,245	$179,245
Stockholders’ Deficit
Common stock, $0.001 par value; 195,000 shares authorized at January 31, 2018 and April 30, 2018, 6,419 shares and 6,707 shares issued and outstanding at January 31, 2018 and April 30, 2018	25	26
Additional paid-in capital	24,142	29,354
Accumulated deficit	(287,996)	(299,042)
Total stockholders’ deficit	(36,829)	(269,662)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$63,238	$82,169
The accompanying notes are an integral part of these condensed consolidated financial statements.

Adaptive Insights, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share data)

	Three Months Ended April 30,
	2017	2018

Revenues:
Subscription	$21,220	$28,290
Professional services and other	2,995	3,761
Total revenues	24,215	32,051
Cost of revenues:
Subscription	3,526	4,240
Professional services and other	3,173	3,943
Total cost of revenues	6,699	8,183
Gross profit	17,516	23,868
Operating expenses
Sales and marketing	17,805	19,746
Research and development	5,768	6,876
General and administrative	3,753	6,124
Total operating expenses	27,326	32,746
Loss from operations	(9,810)	(8,878)
Other expense (income), net	146	2,092
Loss before provision for income taxes	(9,956)	(10,970)
Provision for income taxes	42	76
Net loss	$(9,998)	$(11,046)
Net loss per share attributable to common stockholders, basic and diluted	$(1.88)	$(1.74)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	$5,305	$6,356

The accompanying notes are an integral part of these condensed consolidated financial statements.

Adaptive Insights, Inc.
Condensed Consolidated Statement of Redeemable Convertible Preferred Stock and Changes in Stockholders’ Deficit
(Unaudited)

(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 31, 2018	30,278	$179,245	6,419	$25	$24,142	$(287,996)	$(263,829)
Issuance of common stock upon exercise of stock options	—	—	271	1	1,077	—	1,078
Issuance of common stock related to early exercised stock options	—	—	17	—	—	—	—
Vesting of early exercise stock options	—	—	—	—	21	—	21
Stock-based compensation expense	—	—	—	—	1,269	—	1,269
Issuance of common stock warrant	—	—	—	—	1,120	—	1,120
Reclassification of common stock warrant liability to equity	—	—	—	—	1,725	—	1,725
Net loss	—	—	—	—	—	(11,046)	(11,046)
Balance as of April 30, 2018	30,278	$179,245	6,707	$26	$29,354	$(299,042)	$(269,662)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Adaptive Insights, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)

	Three Months Ended April 30,
	2017	2018
Cash flows from operating activities
Net loss	$(9,998)	$(11,046)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	1,338	1,065
Stock-based compensation expense	978	1,269
Change in fair value of common stock warrant liability	—	339
Interest paid-in-kind	—	483
Amortization of debt discount and accretion of debt issuance costs	—	105
Changes in operating assets and liabilities
Accounts receivable	1,251	(1,706)
Prepaid expenses and other current assets	(588)	(293)
Other assets	(8)	—
Accounts payable	559	(240)
Accrued expenses and other liabilities	1,486	(4,712)
Deferred revenues	(916)	4,135
Net cash used in operating activities	(5,898)	(10,601)

Cash flows from investing activities
Purchases of property and equipment	(381)	(253)
Capitalized software development costs	(818)	(971)
Net cash used in investing activities	(1,199)	(1,224)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net	—	24,811
Proceeds from exercise of stock options	81	1,178
Repayment of long-term debt	(277)	(277)
Payments of deferred offering costs	—	(202)
Net cash (used in) provided by financing activities	(196)	25,510
Net increase (decrease) in cash and cash equivalents	(7,293)	13,685
Cash and cash equivalents, beginning of period	22,709	30,134
Cash and cash equivalents, end of period	$15,416	$43,819

Supplemental disclosures of cash flow information
Cash paid for interest	$23	$582
Cash paid for taxes	38	32
Non-cash financing and investing activities
Vesting of early exercise stock options	4	21
Issuance of common stock warrant	—	1,120
Net change in deferred offering costs, accrued but not paid included in accounts payable and accrued expenses and other current liabilities	—	2,565
Net change in equipment included in accounts payable and accrued expenses	(106)	82
Reclassification of common stock warrant liability to equity	—	1,725
Capitalized leasehold improvement paid directly by landlord	—	199

The accompanying notes are an integral part of these condensed consolidated financial statements.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

1. Description of Business and Basis of Presentation
Description of Business
Adaptive Insights, Inc. (the “Company”) was incorporated in Delaware in May 2003, as Visus Technology, Inc. The Company subsequently changed its name to Adaptive Planning, Inc. in November 2003 and to Adaptive Insights, Inc. in January 2014, and conducts business worldwide with international locations in Australia, Canada, Japan and the United Kingdom. The Company provides cloud-based software to modernize business planning. Its platform—the Adaptive Insights Business Planning Cloud—transforms business planning into a strategic and competitive advantage by enabling organizations to respond to changing business conditions. The Adaptive Insights Business Planning Cloud allows customers to rapidly and effectively model their businesses, monitor and analyze performance on an ongoing basis and generate and share reports and dashboards. In addition, customers can use the Adaptive Insights Business Planning Cloud to evaluate actual performance versus plan, test alternative scenarios, and leverage insights from analytics to make informed, timely decisions that drive future results. The terms “Adaptive Insights”, “Company, “our”, “us”, and “we” in these notes to the condensed condensed consolidated financial statements refer to Adaptive Insights, Inc. and, where appropriate, its consolidated subsidiaries.
Basis of Presentation and Principles of Consolidation
The accompanying condensed consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and include the consolidated accounts of Adaptive Insights, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Unaudited Interim Condensed Consolidated Financial Information
The accompanying interim condensed consolidated balance sheet as of April 30, 2018 and the condensed consolidated statements of operations and cash flows for the three months ended April 30, 2017 and 2018, and the condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the three months ended April 30, 2018 and the related footnote disclosures are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly the Company’s financial position as of April 30, 2018 and the results of operations and cash flows for the three months ended April 30, 2017 and 2018. The financial data and the other information disclosed in these notes to the condensed consolidated financial statements related to these three-month periods are unaudited. The results for the three months ended April 30, 2018 are not necessarily indicative of the operating results expected for the full fiscal year or any future period.

Fiscal Year
The Company’s fiscal year ends January 31. References to fiscal 2018 and 2019 refer to fiscal years ended January 31, 2018 and 2019, respectively.
Reverse Stock Split
On May 24, 2018, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation effecting a 1-for-4 reverse stock split of the Company’s issued and outstanding shares of common stock and redeemable convertible preferred stock. The reverse stock split was effected on May 25, 2018. The par value of the common and redeemable convertible preferred stock was not adjusted as a result of the reverse stock split. All issued and outstanding share and per share amounts included in the accompanying condensed consolidated financial statements have been adjusted to reflect this reverse stock split for all periods presented.
2. Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts stated in the condensed consolidated financial statements and accompanying notes. These judgments, estimates and assumptions are used for, but not limited to the determination of the allowance for accounts receivables,

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

fair values of acquired intangible assets and goodwill, useful lives of property and equipment and intangible assets, recoverability of goodwill and long-lived assets, best estimate of selling price and vendor specific objective evidence of fair values included in multiple-deliverable revenue arrangements, fair value of stock-based awards, fair value of the common stock warrant liability, and accounting for income taxes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. Actual results could differ from those estimates.
Segments
Management has determined that the Company has one operating segment. The Company’s chief executive officer, who is the Company’s chief operating decision maker, reviews financial information on a consolidated and aggregate basis to make decisions about how to allocate resources and to measure the Company’s performance.
Concentration of Credit Risk and Significant Customers
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company’s policy is to place its cash and cash equivalents on deposit primarily in high credit quality instruments in financial institutions in the United States, United Kingdom, Canada, Australia and Japan. Cash deposits, may at times, exceed amounts insured by the Federal Deposit Insurance Corporation (“FDIC”) and the Securities Investor Protection Corporation (“SIPC”) in the United States. The Company invests its excess cash in money market funds. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.
The Company provides unsecured credits to its customers in the normal course of business. The Company monitors the financial condition of its customers to reduce credit risk. As of January 31, 2018 and April 30, 2018, no individual reseller or customer accounted for 10% or more of total accounts receivable. For the three months ended April 30, 2017 and 2018, no individual reseller or customer accounted for 10% or more of total revenues.
In October 2016, Oracle Corporation (“Oracle”) acquired NetSuite and the Company terminated its reseller agreement with NetSuite effective February 28, 2017. Beginning March 1, 2017, all contract renewals for the Company’s solutions with Oracle/NetSuite customers have been contracted directly with the Company. The termination of the NetSuite agreement did not have a material impact on the Company’s results of operations. Under the terms of the Company’s agreement with Oracle, for renewal orders closed with Oracle/NetSuite customers between March 1, 2017 and February 28, 2018, the Company paid Oracle a commission fee of 45% of the first year’s subscription amount.
Foreign Currency Translations and Transactions
The Company’s reporting currency is the U.S. dollar. The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Foreign currency transactions are measured at the monthly average exchange rate, which approximates the exchange rate in effect on the date of the relevant transaction. All non-U.S. dollar denominated monetary asset and liability accounts are re-measured into U.S. dollars using current exchange rates in effect as of the balance sheet date. Non-monetary assets and liabilities are recorded at historical exchange rates. Foreign currency transaction gains and losses are included in the condensed consolidated statement of operations for the period. During the three months ended April 30, 2017 and 2018, the Company recognized a foreign exchange loss of $0.1 million and $0.6 million, respectively.
Revenue Recognition
The Company derives its revenues from the following sources:
Subscription – Customers pay annual or multi-year subscription fees for the right to access the Company’s cloud-based software platform. Customers do not have the right to take possession of the cloud-based software at any time. The Company also offers downloadable software components with additional functionality that are installed on customers’ servers. Fees are based on a number of factors, including the solutions subscribed for by the customer and the number of users having access to the solutions. The subscription fees are typically payable within 30 days after the execution of the arrangement, and thereafter upon renewal or subsequent installment. The Company initially records the subscription fees as deferred revenues and recognizes

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

revenues on a straight-line basis over the term of the agreement. At any time during the subscription period, customers may increase the number of users or subscribe for additional products for additional subscription fees.
Professional services and other – The Company offers its customers assistance in implementing and optimizing the use of its solutions. Professional services include consulting and training that do not result in significant modification or customization of the subscription service. These services are billed on either a fixed fee or time and material basis. Revenues from time and material arrangements are recognized as services are performed and revenues from fixed fee arrangements are initially recorded as deferred revenues and recognized on a proportional performance basis as the services are rendered.
The Company recognizes subscription and professional services revenues when: (i) persuasive evidence of an arrangement for the sale of the Company’s solutions or consulting services exists, (ii) the solutions have been made available or delivered, or services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. The timing and amount the Company recognizes as revenues is determined based on the facts and circumstances of each customer’s arrangement. Evidence of an arrangement consists of a signed customer agreement. The Company considers that delivery of a solution has commenced once it provides the customer with log-in information. Fees are fixed based on stated rates specified in the customer agreement. The Company assesses collectability based on a number of factors, including the creditworthiness of the customer and transaction history. If collectability is not considered reasonably assured, revenues are deferred until the fees are collected.
The majority of customer arrangements include multiple deliverables such as subscriptions to the Company’s cloud-based platform, downloadable software components, and professional services. The Company recognizes revenues in accordance with the guidance for arrangements with multiple deliverables under Accounting Standards Codification (“ASC”) Topic 605-25, Multiple-Deliverable Revenue Arrangements. Subscription to the cloud-based application suite and related services are outside the scope of software revenue recognition guidance as defined by ASC Topic 985-605, Software, because customers do not have the right to take possession of the software supporting the cloud-based platform at any time and it is not feasible for the customer to either run the software on its own hardware or contract with another unrelated party to host the software. Only downloadable software components and related services included in the arrangement are recognized under the guidance of ASC Topic 985-605, Software. Generally, the Company’s agreements do not contain any refund provisions other than in the event of the Company’s non-performance or breach.
For multiple-deliverable revenue arrangements, the Company first assesses whether each deliverable has value to the customer on a standalone basis. The Company has determined that the cloud-based platform has standalone value, because, once access is given to the customer, the solutions are fully functional and do not require any additional development, modification, or customization.
Professional services have standalone value because third-party partners and customers themselves can perform these services without the Company’s involvement. The performance of these professional services generally does not require highly specialized or technologically skilled individuals and the professional services are not essential to the functionality of the solutions.
The Company allocates revenues among the separate deliverables in an arrangement under the relative selling price method using the selling price hierarchy established in ASC 605-25. This hierarchy requires the selling price of each deliverable in a multiple deliverable arrangement to be based on, in descending order: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of fair value (“TPE”) or (iii) management’s best estimate of the selling price (“BESP”).
The Company establishes VSOE of fair value for professional services sold on a time and materials basis by analyzing historical discounting practices when these services are sold separately. The Company is not able to determine VSOE or TPE for its other deliverables because these deliverables are typically bundled and infrequently sold separately within a consistent price range. Additionally, management has determined that there are no third-party offerings reasonably comparable to the Company’s solutions or competitors’ pricing is unavailable. Therefore, the fair values of all remaining deliverables are based on BESP. The determination of BESP requires the Company to make significant estimates and judgments. The Company considers numerous factors, including the nature of the deliverables themselves and historical discounting practices. The Company updates its estimates of BESP on an ongoing basis as events and as circumstances may require. As the Company’s marketing strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative selling prices and BESP.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

The portion of the fee allocated to the downloadable software component and related services, which include implementation services and non-optional post-contract customer support, are within the scope of ASC 985-605, Software Revenue Recognition, and are accounted for ratably over the contract support period starting after the software related services have commenced under the combined services approach as the Company does not have VSOE of fair value for all of the undelivered software deliverables. Post-contract customer support includes technical support, unspecified software upgrades or bug fixes provided on a when-and-if available basis, and access to the Company’s online knowledge base, and is provided throughout the contract term.
The Company uses resellers to complement its direct sales and marketing efforts. The resellers place an order with the Company after negotiating the order with an end customer. The resellers negotiate pricing with the end customer and are responsible for certain support levels directly with the end customer. The Company receives a percentage of the price paid by the end customer. The Company’s contract is with the reseller and payment to the Company is not contingent on the receipt of payment from the end customer. The Company recognizes the contractual amount charged to the reseller as revenues ratably over the term of the arrangement, once access to the Company’s solution has been provided to the end customer provided that the other revenue recognition criteria noted above have been met.
The Company also uses channel partners who refer customers to the Company in exchange for a referral fee. The Company negotiates pricing and contracts directly with the end customer. The Company recognizes revenues from the sales to the end customers ratably over the term of the contract, once access to its solution has been provided to the end customer, provided that the other revenue recognition criteria noted above have been met. The Company records the referral fees paid to channel partners as sales commission expense as incurred.
Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.
Cost of Revenues
Cost of subscription revenues consists primarily of expenses related to the hosting of the Company’s subscription and the supporting of its customers. These expenses include third-party cloud hosting costs, costs directly associated with the Company’s cloud infrastructure and operations, including amortization of acquired developed technology costs and internally developed software, personnel-related costs of its customer support organization, including salaries, bonuses, benefits, and stock-based compensation. Overhead associated with facilities, information technology and depreciation is allocated to the cost of revenues and operating expenses based on headcount by cost center.
Cost of professional services and other revenues consist primarily of personnel costs directly associated with providing services for deployment of the Company’s solution, including salaries, benefits, bonuses and stock-based compensation, travel costs, cost of subcontractors to supplement the Company’s staff levels, and allocated overhead.
Deferred Revenues
Deferred revenues consist of billings on contracts where performance has commenced or payments received in advance of revenue recognition and is recognized as revenues as the revenue recognition criteria are met.
The Company typically invoices its customers at the beginning of the term, or in some instances, such as in multi-year arrangements, in installments. Professional services are either invoiced up front, invoiced in installments, or invoiced as the services are performed. Accordingly, the Company’s deferred revenue balance does not include revenues for future years of multi-year non-cancellable contracts that have not yet been billed.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains the majority of its cash balances with commercial banks in non-interest bearing accounts which exceed the FDIC insured limits. Cash and cash equivalents include cash held in checking and savings accounts, and highly liquid money market funds. The Company had cash equivalents of $19.2 million and $33.4 million as of January 31, 2018 and April 30, 2018, respectively. The carrying amount of its cash equivalent approximates their fair value due to the short maturities of these instruments.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Fair Value of Financial Instruments
The carrying value of the Company’s financial instruments, including cash equivalents, accounts receivables and accounts payable, approximates their fair value due to their short-term nature. Based on borrowing rates that are available to the Company for loans with similar terms and consideration of the Company’s credit risk, the carrying value of the Company’s debt approximates its fair value.
Accounts Receivables and Allowance for Doubtful Accounts
The Company extends credit to its customers in the normal course of business, and generally does not require collateral for any of its accounts receivable. The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. The allowance for doubtful accounts was $0.1 million as of January 31, 2018 and April 30, 2018. The change in the allowance for doubtful accounts was not material for the three-month periods ended April 30, 2017 and 2018.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets. The estimated useful life of each asset category is as follows:

Computer equipment	3 years
Software licenses	3 years
Office equipment	3 – 5 years
Leasehold improvements	Lesser of 5 years or remaining lease term
When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operating expense in the period realized. Maintenance and repairs are charged to operations as incurred.
Capitalized Software Development Costs
The Company accounts for the costs of computer software obtained or developed for internal use in accordance with ASC 350, Intangibles—Goodwill and Other (“ASC 350”). The Company capitalizes certain costs incurred in the development of its cloud-based platform when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include personnel and related expenses for employees and costs of third-party contractors who are directly associated with and who devote time to internal-use software projects and, when material, interest costs incurred during the development. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Costs incurred for significant upgrades and enhancements to the Company’s cloud-based platform are also capitalized. Costs incurred for training, maintenance and minor modifications or enhancements are expensed as incurred. Capitalized software development costs are amortized using the straight-line method over an estimated useful life of three years.
During the three months ended April 30, 2017 and 2018, the Company capitalized $0.8 million and $1.0 million of internal-use software development costs and amortized $0.4 million and $0.6 million of internal-use software development costs to subscription revenues.
Intangible Assets
Intangible assets, which consist of acquired finite-lived developed technology, are initially recorded at fair value. They are amortized on a straight-line basis over the estimated useful lives of the assets, which is generally two to five years.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Impairment of Long-lived Assets
Management evaluates the recoverability of the Company’s property and equipment, finite-lived intangible assets and capitalized internal-software costs, when events or changes in circumstances indicate a potential impairment exists. Events and changes in circumstances considered by the Company in determining whether the carrying value of long-lived assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends and changes in the Company’s business strategy. Impairment testing is performed at an asset level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (an “asset group”). In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of the asset group. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company determined that there were no events or changes in circumstances that potentially indicated that the Company’s long-lived assets were impaired during the three months ended April 30, 2017 and 2018.
Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. The Company tests goodwill for impairment annually as of November 1, or whenever events or changes in circumstances indicate that goodwill may be impaired. The Company initially assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more-likely-than-not that the fair value of its sole reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is more-likely-than-not that the fair value of the reporting unit is less than its carrying amount, then the Company performs the first step of a two-step analysis by comparing the book value of net assets to the fair value of the reporting unit. If the fair value is determined to be less than the book value, the second step analysis is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. In assessing the qualitative factors, the Company considers the impact of certain key factors including macroeconomic conditions, industry and market considerations, management turnover, changes in regulation, litigation matters, changes in enterprise value and overall financial performance.
The Company operates in one segment, which is also considered the sole reporting unit. As of January 31, 2018 and April 30, 2018, the Company has not recorded any impairment of its goodwill balance since its inception.
Research and Development Costs
Research and development expenses are comprised primarily of salaries, benefits, and stock-based compensation associated with the Company’s engineering, product and quality assurance personnel. Research and development expenses also include third-party contractors and supplies and allocated overhead. Other than software development costs that qualify for capitalization, discussed above, research and development costs are expensed as incurred.
Advertising Costs
Advertising costs, including costs related to print, broadcast and digital advertising, are expensed as incurred and are included in sales and marketing expenses in the accompanying condensed consolidated statements of operations. Advertising expenses totaled $0.4 million and $0.6 million for the three months ended April 30, 2017 and 2018.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the condensed consolidated statements of operations in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the condensed consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties accrued with respect to uncertain tax positions, if any, in the provision for income taxes in the condensed consolidated statements of operations.
Stock-Based Compensation
The Company accounts for stock-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The resulting fair value, net of forfeitures, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. Estimated forfeitures are based upon the Company’s historical experience and the Company revises its estimates, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.
On February 1, 2018, the Company adopted ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Account (“ASU 2016-09”) and elected to account for forfeitures as they occur in calculating compensation costs on a modified retrospective basis.
Determining the grant date fair value of options using the Black-Scholes option pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and if the assumptions used differ significantly from the actual outcome, stock-based compensation expense may be materially different from the amounts recorded.
The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of ASC 718, Accounting for Stock Compensation, and ASC 505, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Good or Services. Compensation expense for equity instruments granted to nonemployees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for equity instruments granted to nonemployees is periodically re-measured as the underlying instruments vest.
Legal Contingencies
The Company may be subject to claims and other legal matters from time to time. The Company records a liability when it believes that it is both probable that a loss has been incurred and the amount can be reasonably estimated. The Company expects to periodically evaluate developments in the legal matters that could affect the amount of liability that the Company accrues, if any, and adjusts as appropriate. Until the final resolution of any such matter for which the Company may record a liability, there may be a loss exposure in excess of the liability recorded and such amount could be significant. Legal fees are expensed as incurred.
Comprehensive Income (Loss)
ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive income or loss and its components in the financial statements. For the three months ended April 30, 2017 and 2018, the Company had no other comprehensive income (loss) items and therefore, comprehensive loss equaled net loss. Accordingly, a separate statement of comprehensive loss has not been presented.

Net Loss per Share Attributable to Common Stockholders
The Company computes basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Company considers all series of redeemable convertible preferred shares to be participating securities. Under the two-class method, basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. The net loss attributable to common stockholders is not allocated to the redeemable convertible preferred shares as the holders of redeemable convertible preferred shares do not have a contractual obligation to share in the Company’s losses. The diluted net loss per share attributable to common stockholders is computed giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

calculation, options to purchase common stock, shares subject to repurchase from early exercised options, and warrants are considered potentially dilutive securities but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as the effect is antidilutive.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, consulting, banking and accounting fees relating to anticipated equity offerings, are capitalized and will be offset against proceeds upon the consummation of the offerings. In the event an anticipated offering is terminated, deferred offering costs will be expensed. As of January 31, 2018 and April 30, 2018, the Company capitalized $0.3 million and $3.1 million of deferred offering costs, respectively, which are included in other assets in the condensed consolidated balance sheet.
Recently Adopted Accounting Standards
In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for share-based payments, including allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur and immediate recognition of excess tax benefits in the income statement. The Company adopted ASU 2016-09 in the first quarter of fiscal year 2019 and elected to account for forfeitures as they occur in calculating compensation costs. The adoption of this guidance did not have a material impact on the Company’s financial statements.
In April 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), which provides guidance on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The Company adopted this guidance in the first quarter of fiscal year 2019, and the adoption of this guidance did not have a material impact on its condensed consolidated financial statements.
Recently Issued Accounting Standards
Under the Jumpstart Our Business Startups Act (“JOBS Act”), the Company meets the definition of an emerging growth company. The Company has elected to use the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which provides guidance for revenue recognition. This ASU affects any entity that enters into contracts with customers to transfer goods or services. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. Subsequently, the FASB has issued the following standards to amend ASU 2014-09: ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date; ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU 2016-20, Technical Corrections and Improvements to Topic 606, which clarifies narrow aspects of ASC 606 or corrects unintended application of the guidance. The Company must adopt ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, and ASU 2016-20 with ASU 2014-09 (collectively, the “new revenue standards”). The guidance allows for the amendment to be applied either retrospectively to each prior reporting period presented or retrospectively as a cumulative-effect adjustment as of the date of adoption. The new revenue standards will be effective for the Company at the earlier of losing the emerging growth company status or in the first quarter of fiscal year 2020. The Company currently anticipates adopting the new standard using the full retrospective transition method. As the Company continues to assess the new revenue standards along with industry trends and internal progress, the Company may adjust its implementation plan and methodology accordingly.
The new revenue standards remove the requirement to have Vendor Specific Objective Evidence (“VSOE”) to separate software and software related items. This will result in the acceleration of software-related professional services revenues for orders where the customers purchase downloadable software components and professional services. Under existing guidance, the Company recognizes the license fees for the downloadable software component, including the non-optional post-contract

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

customer support, and professional service fees ratably over the contract term once the professional services have commenced under the combined services approach as the Company does not have VSOE of fair value for all of the undelivered software deliverables. Under the new revenue standards, the downloadable software component will be recognized ratably once the customer is provided log-in information, and professional services will be recognized as the services are performed. The new revenue standards also remove the current limitation on contingent revenues, which will result in revenues being recognized earlier for certain contracts. In addition, the new revenue standards change the criteria for evaluating customer options to purchase products or services in the future to determine whether a material right exists and requires a deferral of such rights. This deferral will be recognized as revenues when the customer option expires unexercised, or if exercised, it will be recognized along with the additional purchases. In addition, the new revenue standards will require that the Company capitalize certain incremental costs of obtaining a contract, such as sales commissions paid to internal sales personnel and to channel partners, which are currently expensed as incurred. Under the new revenue standards, such capitalized costs will be amortized over an estimated customer life for the initial acquisition of a contract and over the contractual term for renewal contracts.
While the Company cannot reasonably estimate quantitative information related to the impact of the new revenue standards on its financial statements at this time and continues to assess the potential impacts of the new revenue standards, it expects that the impact on its total revenues will not be material and that the capitalization of sales commission expenses will have a material positive impact on its results of operations.
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The guidance is effective for the Company in the first quarter of fiscal year 2021. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of adopting ASU 2016-02 on its condensed consolidated financial statements.
In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets other than Inventory (“ASU 2016-16”), which requires recognition of current and deferred income taxes resulting from an intra-entity transfer of any asset other than inventory when the transfer occurs. The guidance is effective for the Company in the first quarter of fiscal year 2020. The Company is currently evaluating the impact this guidance will have on the Company’s condensed consolidated financial statements.
In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”), which expands and refines hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The amendments are effective for the Company in the first quarter of fiscal year 2021. The Company does not expect this guidance to have a material impact on its condensed consolidated financial statements.
In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (Topic 815) (“ASU 2018-02”), which allows a reclassification from accumulated other comprehensive income (loss) to retained earnings (accumulated deficit) for stranded income tax effects resulting from the 2017 Tax Cuts and Jobs Act. The amendments in this ASU also require certain disclosures about stranded income tax effects. The Company will adopt this guidance in the fiscal year 2020. The Company does not anticipate the adoption of this standard will have a material impact on its condensed consolidated financial statements.
3. Property and Equipment
Depreciation and amortization expense for property and equipment for the three months ended April 30, 2017 and 2018 was $0.8 million and $0.5 million.
4. Goodwill and Intangible Assets
There was no change in the Company’s goodwill balance during the three months ended April 30, 2017 and 2018.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

The Company’s intangible assets consisted of the following (in thousands):

January 31,
2018
Acquired developed technology	$3,090
Less: Accumulated amortization	(3,090)
Intangible assets, net	$—
Intangible asset amortization expense was $0.2 million for the three months ended April 30, 2017. There was no amortization expense recorded for the three months ended April 30, 2018.
Amortization of acquired developed technology is included in cost of subscription revenues in the condensed consolidated statements of operations. As of January 31, 2018, all acquired intangible assets have been fully amortized.
5. Fair Value Measurements
ASC 820, Fair Value Measurements (“ASC 820”) requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.
Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

There have been no transfers between fair value measurement levels during the periods presented. The following table represents the Company’s financial assets measured at fair value on a recurring basis categorized by the fair value hierarchy (in thousands):

	January 31, 2018
	Level 1	Level 2	Level 3	Fair Value

Financial Assets:
Money market funds	$19,160	$—	$—	$19,160
Total assets measured at fair value	$19,160	$—	$—	$19,160
Financial Liabilities:
Common stock warrant liability	$—	$—	$1,386	$1,386
Total liabilities measured at fair value	$—	$—	$1,386	$1,386

	April 30, 2018
	Level 1	Level 2	Level 3	Fair Value

Financial Assets:
Money market funds	$33,370	$—	$—	$33,370
Total assets measured at fair value	$33,370	$—	$—	$33,370
Financial Liabilities:
Common stock warrant liability	$—	$—	$—	$—
Total liabilities measured at fair value	$—	$—	$—	$—
The warrant to purchase common stock issued in conjunction with the 2017 Loan Agreement is classified as a liability and is measured at fair value each period. The fair value is determined using a monte carlo simulation valuation approach. The fair value includes significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The valuation of common stock warrants uses assumptions management believes would be made by a market participant. Management assesses these estimates on an ongoing basis as additional data impacting the assumptions becomes available. Changes in the fair value of the common stock warrant liability related to updated assumptions and estimates are recognized within other expense (income), net in the condensed consolidated statements of operations. The significant inputs used in the fair value measurement of the common stock warrant are the estimated fair value of the Company’s common stock and the probability of a change in control, which impacts the expected term, expected stock volatility and risk-free interest rate. Significant increases or decreases in the estimated fair value of the Company’s common stock would significantly impact the fair value of the common stock warrant liability.
On March 6, 2018, the terms of the warrant agreement were amended resulting in the removal of the exercise price reset feature. As a result, the warrant has been reclassified from liability to equity. See Note 8 for further details on the accounting impact resulting from the amendment to the warrant agreement.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

The following table summarizes the changes in the common stock warrant liability (in thousands):

Common Stock Warrant Liability
Balance as of January 31, 2017	$—
Issuance of common stock warrant on June 2, 2017	733
Change in fair value of common stock warrant liability	653
Balance as of January 31, 2018	$1,386
Change in fair value of common stock warrant liability	339
Reclassification from liability to equity	(1,725)
Balance as April 30, 2018	$—
Certain assets, including goodwill and long-lived assets, are also subject to measurement at fair value on a non-recurring basis if they are deemed to be impaired as a result of an impairment review. For the three months ended April 30, 2017 and 2018, no impairments were identified on those assets required to be measured at fair value on a non-recurring basis.
6. Borrowing Arrangements
2014 Loan Agreement
On December 29, 2014 the Company entered into loan and security agreement (the “2014 Loan Agreement”) with Silicon Valley Bank consisting of three-year revolving revenue line of credit and a $5.0 million four-year equipment term loan with a lender. The maximum amount that the Company can draw from the revolving revenue line of credit is the lesser of (1) $17 million or (2) monthly recurring revenues as defined in the Agreement multiplied by four. The equipment term loan from the lender was available for draw down until December 28, 2015. At the closing of this debt financing, $4.4 million of the equipment term loan and $0 of the revolving revenue line of credit were drawn down.
Under the 2014 Loan Agreement, the revolving revenue line of credit was scheduled to mature on December 29, 2017. On December 22, 2017, the Company and the lender entered into an amendment to the 2014 Loan Agreement to extend the maturity date from December 29, 2017 to March 29, 2018. The principal can be paid and re-borrowed during the term. The interest rate is based on the Wall Street Journal’s Prime Rate (“WSJ Prime”), which was 4.50% as of January 31, 2018, plus 0.25%. The Company will also pay 20 basis points on the maximum available amount under the line of credit facility per annum in loan commitment fees, due at closing and on the first and second anniversary of the closing. Each installment of the loan commitment fee is $34 thousand. The loan commitment fees are amortized over the duration the revolving line of credit is available to the Company on a straight-line basis. As of January 31, 2018, the Company has not drawn down from this revolving revenue line of credit.
The equipment term loan matures on December 29, 2018. The interest rate is based on the WSJ Prime plus 0.75%. For the funds drawn at the initial close, the equipment term loan has scheduled monthly payments due on the first day of each month in 48 equal principal amounts plus interest. The monthly principal repayment for the initial equipment advance drawn is $92 thousand. For all other advances, the advanced amount will be repaid in 36 equal monthly payments of principal plus interest and due on the first day of each month. The Company has not made any additional advances since the initial closing date of the 2014 Loan Agreement. The Company will pay a fee equal to 1% of the initial equipment term loan advance, or $44 thousand, upon maturity of the loan. The net carrying value of the term loan was $1.0 million as of January 31, 2018. The equipment loan is collateralized by certain property and equipment of the Company.
Under the 2014 Loan Agreement, any distributions on the Company’s equity as well as additional borrowings by the Company require consent by the lender. The 2014 Loan Agreement also contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries. Financial covenants require cash to be held at the lender, plus availability on the recurring revenue line of credit, in excess of $10.0 million. If cash held at the lender falls below $10.0 million, the Company must maintain certain minimum trailing six month bookings. In July 2016, the Company and the lender amended the 2014 Loan Agreement and specified that the Company must maintain minimum trailing six-month bookings of $34.1 million, $38.5 million, $47.2 million and $50.4 million for the six months ending March 31, 2016,

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

June 30, 2016, September 30, 2016 and December 31, 2016, respectively. For calendar year 2017 and beyond, the minimum trailing six-month bookings will remain the same as the original agreement. In June 2017, the Company and the lender further amended the 2014 Loan Agreement (the “Second Amendment”) and specified that the Company must maintain minimum trailing six-month bookings of $39.9 million, $46.2 million, $49.8 million and $51.6 million for the six months ending April 31, 2017, July 31, 2017, October 31, 2017 and January 31, 2018, respectively. Subsequent to January 31, 2018, the minimum trailing six month bookings will be set at 80% of the Company’s projected bookings for such period as set forth in the 2018 business plan, provided that the bookings covenant requirement is not based on year-over-year growth less than 20%. In the Second Amendment, the Company agreed to add certain intellectual property as collateral to its obligations with the lender.
In addition, there is a covenant relating to delivery of audited financial statements 270 days after fiscal year end. The Company was in compliance with this covenant for fiscal year 2018.
Further Amendment to the 2014 Loan Agreement
On March 5, 2018, the Company further amended the 2014 Loan Agreement (the “2018 Amended Loan Agreement”). Under the 2018 Amended Loan Agreement, the maximum available amount of the revolving revenue line of credit is the lesser of (1) $25.0 million or (2) monthly recurring revenues as defined in the Agreement multiplied by four hundred percent adjusted for the Company’s annualized customer retention rate. The revolving line of credit will mature on March 5, 2021.
Under the 2018 Amended Loan Agreement, the principal can be paid and re-borrowed during the term. The interest rate is based on the Wall Street Journal’s Prime Rate (“WSJ Prime”) plus 0.25%. The Company is subject to interest on $10.0 million for a minimum period commencing on the first month beginning after the effective date of the 2018 Amended Loan Agreement until the earlier of (1) the maturity date, (2) a liquidity event as defined in the agreement, (3) 12 months following the effective date of the agreement, and (4) the termination of the agreement.
In addition, the financial covenants noted in the 2014 Loan Agreement and subsequent amendments were replaced with a requirement to maintain a liquidity ratio equal to or greater than 1.75, measured on a monthly basis. The liquidity ratio is calculated as the ratio of the sum of unrestricted and unencumbered cash held at the lender plus accounts receivables, divided by the outstanding principal balance with the lender. The Company was in compliance with this covenant for the three months ended April 30, 2018.
The Company paid an annual commitment fee of $50 thousand at closing and will pay $50 thousand on the first and second anniversary of the closing. On March 5, 2018, the Company drew down $10.0 million from this revolving revenue line of credit.
2017 Loan Agreement
In June 2017, the Company entered into a loan and security agreement (the “2017 Loan Agreement”) with SilverLake Waterman Fund, L.P. for a $40.0 million term loan facility. The maturity date of the term loans is June 2, 2021. Under the 2017 Loan Agreement, the Company pays cash interest in arrears on the unpaid principal on a monthly basis at a fixed rate of 6.5% per annum. The Company also incurs additional interest paid in kind on the unpaid principal at a fixed rate of 5.5% per annum, which amount is added to the outstanding principal balance monthly in arrears. The unpaid principal amount of the term loans is due in a single payment on the maturity date, together with any accrued and unpaid interest. If the Company elects to prepay all or any portion of the term loans, it will be required to pay a prepayment premium in an amount equal to the principal amount of the term loan prepaid multiplied by 4.0% if the prepayment is during the first year after the funding date of the principal amount of the term loan prepaid, 3.0% if the prepayment is during the second year after the funding date of the term loan prepaid, 2.0% if the prepayment is during the third year after the funding date of the term loan prepaid and 1.0% if the prepayment is during the fourth year after the funding date of the term loan prepaid (but prior to the maturity date), except that if any term loan is prepaid within 30 days after the effective date of the initial registration statement for a public offering of the Company’s capital stock or in connection with an acquisition by another entity of all or substantially all of our assets or of more than 50% of the Company’s capital stock for aggregate consideration of at least $600.0 million, then, the prepayment premium will be the lesser of 1.5% of the principal amount of the term loan prepaid and the prepayment premium that would otherwise apply. The Company paid a commitment fee of $0.2 million at the closing of the 2017 Loan Agreement, and will be required to pay an additional commitment fee of 0.9% of the principal amount of any additional term loans funded. The Company incurred $0.1 million in debt issuance costs in connection with the 2017 Loan Agreement.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

The Company drew down $25.0 million under the 2017 Loan Agreement at closing (the “Initial Drawdown”). The remaining $15.0 million was available for drawdown subject to customary conditions. The 2017 Loan Agreement also includes customary affirmative and negative covenants and reporting requirements applicable to the Company and its subsidiaries. The negative covenants include restrictions on the Company’s ability to dispose of assets, enter into change of control transactions, merge with or acquire other entities, incur indebtedness, encumber its assets, pay dividends and enter into affiliate transactions. The Company has been in compliance with these covenants since the Initial Drawdown. The 2017 Loan Agreement also includes customary events of default. The obligations under the 2017 Loan Agreement are collateralized by a lien on substantially all assets.

Second Drawdown of the 2017 Loan Agreement
On March 6, 2018, the Company drew down the second tranche amounting to $15.0 million (the “Second Drawdown”) under the 2017 Loan Agreement. The Second Drawdown is subject to the same terms and conditions as the Initial Drawdown.
The net carrying value of the Company’s long-term debt as of April 30, 2018 consists of the following (in thousands):

April 30, 2018

Principal amount (including interest paid in kind)	$52,167
Unamortized debt issuance costs and debt discount	(2,105)
Net carrying value	$50,062
The repayment schedule relating to the Company’s long-term debt as of April 30, 2018 is as follows (in thousands):

Year ending January 31,
2019 (remaining nine months)	$737
2020	—
2021	—
2022	51,430
Thereafter	—
Total	$52,167

7. Issuance of Common Stock Warrant
In conjunction with the 2017 Loan Agreement and the Initial Drawdown, the Company issued a warrant to purchase 223,582 shares of common stock on June 2, 2017. The warrant was fully vested upon initial issuance and is exercisable in whole or in part, at any time and from time to time from the date of grant through the tenth anniversary of the date of grant. The exercise price of the warrant is the lesser of $5.00, which represents the fair value of the Company’s common stock as of January 31, 2017, and the lowest fair value of a share of the Company’s common stock as determined by a subsequent 409A valuation report.
For any future additional drawdown under the 2017 Loan Agreement, the number of shares of common stock exercisable pursuant to the warrant will be adjusted as necessary to equal the product of (1) the principal amount of additional drawdown divided by $10,000,000 and (2) a number of shares necessary to provide the holder with ownership of 0.2% of the Company on a fully diluted basis. This warrant is liability classified under ASC 815-40, Contracts in Entity’s Own Equity, as it contains an exercise price reset feature that is not considered indexed to the Company’s own equity and the feature does not qualify as a down round feature under ASU 2017-11 Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480). The terms of the warrant state that the strike price of the warrant will be reduced if a subsequent valuation indicates that the fair value of the Company’s common stock is below the current strike price. The warrant is measured at fair value each period with changes in fair value recorded in other expense (income), net in the condensed consolidated statements of operations. The warrant will continue to be measured at fair value each period until the earlier of exercise or termination. The initial carrying value of the debt was reduced by the fair value of the warrant. The resulting debt discount will be amortized to interest expense over the life of the debt using the effective interest method.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Amendment to the Terms of the Existing Common Stock Warrant and Issuance of Additional Common Stock Warrant
On March 6, 2018, in conjunction with the Second Drawdown of the 2017 Loan Agreement, the terms of the existing warrant agreement were amended to remove the exercise price reset feature. As a result, the common stock warrant is now considered indexed to the Company’s own equity. The warrant was remeasured at fair value on March 6, 2018 and was reclassified from liability to additional paid-in capital on the condensed consolidated balance sheets. As a result of the change in classification, the warrant is no longer remeasured at fair value each period.
In conjunction with the Second Drawdown of the 2017 Loan Agreement, the Company issued an additional common stock warrant to purchase 141,050 shares of common stock at an exercise price of $5.00 per share. The warrant was fully vested upon initial issuance and exercisable, in whole or in part, at any time and from time to time from the date of the grant through the tenth anniversary of the date of grant. The common stock warrant is measured at its estimated fair value upon issuance using the Black-Scholes pricing model amounting to $1.1 million and is recorded in additional paid in capital on the condensed consolidated balance sheet.
8. Commitments and Contingencies
Leases
The Company leases office facilities under non-cancelable operating leases, which have expirations through July 2023. Rent expense, which is being recognized on a straight-line basis over the lease term, was $0.7 million and $0.6 million during the three months ended April 30, 2017 and 2018, respectively. The difference between the lease payments made and the lease expense recognized to date using the straight-line method is recorded as deferred rent. As of January 31, 2018 and April 30, 2018, $0.2 million and $0.1 million in deferred rent was included within accrued expenses and other current liabilities, and $0.1 million and $0.3 million was included in other long-term liabilities.
The Company has $0.2 million and $0.3 million held as deposits and included in prepaid expenses and other current assets as of January 31, 2018 and April 30, 2018, and $34 thousand and $0.1 million in deposits related to leases that were included in long-term other assets as of January 31, 2018 and April 30, 2018.
In December 2016, the Company issued a letter of credit with a bank for $0.8 million to serve as a guarantee for an operating lease. This letter of credit matures in November 2018, but does not extend beyond the corresponding lease agreements for which such letter of credit has been obtained.
During the three months ended April 30, 2018, the Company issued two letters of credit with a bank totaling $0.6 million to serve as a guarantee for operating leases. The letters of credit mature in March and April 2019, but do not extend beyond the corresponding lease agreements for which such letters of credit were obtained.
Other Commitments
The Company has certain noncancelable arrangements for data hosting, software subscription agreements, internet and marketing services.
Indemnification
The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third-party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made.
The Company includes service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

The Company has not incurred any costs as a result of these arrangements and commitments and has not accrued any liabilities related to such obligations in the condensed consolidated financial statements as of January 31, 2018 and April 30, 2018.
9. Redeemable Convertible Preferred Stock
On June 22, 2015, the Company issued 5,915,193 shares of Series G Preferred Stock at a price of $12.68 per share for gross proceeds of $75 million. Associated transaction costs were $0.2 million and were recorded against the balance of the Series G Preferred Stock.
The following table summarizes the authorized, issued and outstanding redeemable convertible preferred stock of the Company as of January 31, 2018 and April 30, 2018 (in thousands, except per share data):

Class	Issue Price per Share	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference
Series A	$4.00	4,576	1,144	$4,536	$4,576
Series B	$4.00	7,175	1,794	7,121	7,175
Series C	$2.33	12,876	3,219	7,434	7,500
Series D	$2.89	19,375	4,844	13,863	14,016
Series E	$3.78	23,500	5,857	22,032	22,127
Series E-1	$3.78	4,000	1,000	3,680	3,778
Series F	$7.07	26,018	6,505	45,770	46,000
Series G	$12.68	23,661	5,915	74,809	75,000
Total		121,181	30,278	$179,245	$180,172
The rights, preferences and privileges of the preferred stock are as follows:
Dividends
Holders of Series A, B, C, D, E, E-1, F and G preferred stock are entitled to receive noncumulative dividends in preference to the common stockholders at the rate of 8% per share of the original issue price, per annum, on each outstanding share of preferred stock payable when and as declared by the Board of Directors. Holders of Series G are entitled to receive dividends in preference to the other preferred stockholders, holders of Series F are entitled to receive dividends in preference to holders of Series A, B, C, D, E-1 and E, holders of Series E-1 and E are entitled to receive dividends in preference to holders of Series A, B, C, and D, holders of Series D are entitled to receive dividends in preference to holders of Series A, B, and C, and holders of Series A, 2B and C are entitled to receive dividends in preference to holders of common stock. Holders of Series A, B, C, D, E, E-1, F and G are also entitled to receive dividends on an equal basis with common stock, when and as declared by the Board. So long as any shares of Series G preferred stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series F, E-1, E, D, C, B, or A preferred stock or common stock, or purchase, redeem, or otherwise acquire for value any shares of Series F, E-1, E, D, C, B, or A preferred stock or common stock until all dividends as set forth above on the Series G preferred stock shall have been paid or declared and set apart. This limitation also applies to the dividend preferences of the Series F, E-1, E, D, C, B, and A as set forth above. No dividends have been declared to date.
Voting rights
Holders of preferred stock are entitled to the number of votes equal to the number of common stock into which they can be converted. Holders of preferred stock, voting separately as a class, are entitled to elect four members of the Board of Directors. Holders of common stock, voting as a separate class, are entitled to elect two members of the board, one of which shall be the Company’s then-serving Chief Executive Officer. Holders of preferred and common stock, voting together as a single class on an as-converted basis, jointly vote on the remaining board member seats.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Conversion
Holders of preferred stock have the option to convert each share of preferred stock held by such stockholder into one share of common stock (subject to adjustment for events of dilution such as stock splits, dividends, recapitalizations and the like) at any time. Each share of preferred stock shall automatically be converted into common stock upon the earlier of (i) in the case of the Series G, E-1, E, D, C, B, and A, the affirmative election of the holders of at least 66 2/3% of the shares of Series G, E-1, E, D, C, B, and A then outstanding, provided that, in the case of the Series G, if such conversion is not effective and conditioned upon the closing of an initial public offering, a separate affirmative election of the holders of at least 66 2/3% of the shares of Series G then outstanding is required; (ii) in the case of the Series F, the affirmative election of the holders of a majority of the shares of Series F preferred stock then outstanding; or (iii) an initial public offering in which: (1) the per share price to the public is at least $14.14 (as adjusted for stock splits, dividends, recapitalizations and the like), (2) the aggregate net cash proceeds to the Company are at least $50.0 million, and (3) the Company’s common stock is traded on the New York Stock Exchange or the Nasdaq Stock Market.
Antidilution Provisions
The conversion price of each series of preferred stock shall be subject to a broad-based weighted-average adjustment to reduce dilution in the event that the Company issues additional equity securities with an effective price less than (1) in the case of the Series G, the then applicable conversion price of the Series G, (2) in the case of the Series F, the then applicable conversion price of the Series F, (3) in the case of the Series A, B, E, and E-1, the then applicable conversion price of the Series E, (4) in the case of the Series D, the then applicable conversion price of the Series D, and (5) in the case of the Series C, the then applicable conversion price of the Series C, in each case other than additional equity securities issued pursuant to customary exclusions including reserved employee options and in connection with certain strategic transactions.
Other Rights
In the event that (i) the holders of at least 66 2/3% of the outstanding shares of preferred stock propose to sell their shares of capital stock or approve a merger, consolidation, sale of all or substantially all of the Company’s assets, or such other change of control transaction in which stockholders of the Company immediately prior to such transaction hold or own less than a majority of the voting power of the Company immediately after such transaction and (ii) the Board of Directors of the Company approves such transaction, then all stockholders of the Company that are parties to the Company’s amended and restated voting agreement dated as of June 22, 2015, as amended, shall be required to sell their shares of capital stock and/or vote their shares in favor of such transaction, provided that, among other things, (1) such stockholders will receive proceeds at least equal to the amount that would have been distributed in accordance with the liquidation preference set forth in the Company’s then effective certificate of incorporation, (2) such stockholders are not required to execute or modify a non-compete, non-solicitation or any agreement with similar restrictions, and (3) any representations and warranties made by such stockholders are limited to capital stock ownership, authorization, delivery, and the absence conflicts with respect to the performance of such stockholders obligations.
Liquidation
In the event of liquidation, dissolution, or winding-up of the Company, the holders of Series G preferred stock are entitled to receive payment in preference to the holders of Series A, B, C, D, E, E-1 or F preferred stock or common stock. Holders of Series F preferred stock are entitled to receive payment in preference to the holders of Series A, B, C, D, E, or E-1 preferred stock or common stock. Holders of Series E-1 and E are entitled to receive payment in preference to the holders of Series A, B, C, or D or common stock. Holders of Series D are entitled to receive payment in preference to the holders of Series A, B, or C or common stock, and holders of Series A, B, and C are entitled to receive payment in preference to the holders of common stock. Holders of preferred stock are entitled to receive an amount equal to their original issue price per share, plus any declared but unpaid dividends in the preference order set forth above. After payment to the holders of preferred stock, any remaining assets and funds are to be distributed ratably among the holders of common stock and preferred stock (except for Series E-1) based on the number of shares of common stock held by each stockholder (assuming full conversion of all such preferred stock) until the holders of Series E have received an aggregate of three times their original issue price, the holders of Series A, B, C, D, and F have received an aggregate of two times their original issue price and the holders of Series G have received an aggregate of one time their original issue price. After payment has been made to the holders of common stock and preferred stock of the full amounts to which they are entitled, any remaining assets and surplus are to be distributed ratably among the holders of common stock based upon the number of shares of common stock then held by them. Series E-1 is non-

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

participating and will not receive amounts in excess of the original issue price per share, plus any declared but unpaid dividends as noted above.
As mentioned in the significant terms above, the Company’s preferred stockholders, voting as a class, are entitled to elect four members to the Company’s Board of Directors. Preferred stock can be redeemed in the event of liquidation, an event that can be approved by the Company’s Board. Accordingly, the preferred stockholders are entitled to redemption features that are not solely within the control of the Company. The preferred stock is recorded as temporary equity in the mezzanine section, outside of permanent equity, on the condensed consolidated balance sheet.
10. Common Stock
On March 12, 2015, the Company amended its Certificate of Incorporation and increased the number of common stock it is authorized to issue from 126,500,000 shares to 175,000,000. The par value of each common share remains at $0.001 per share.
On June 22, 2015, the Company further increased the number of shares of common stock authorized to 195,000,000 shares. The par value of each common share remains the same.

Each share of common stock has the right to one vote. The holders of the common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid since inception. The common stockholders voting as a class are entitled to elect two members to the Company’s Board of Directors.
The Company has reserved shares of common stock for issuance as follows (in thousands):

	January 31, 2018	April 30, 2018

Conversion of redeemable convertible preferred stock	30,278	30,278
Options outstanding under stock option plan	7,449	8,921
Options available for grant under stock option plan	2,410	649
Stock awards issued under stock option plan	8	8
Common stock warrants	286	427
Total	40,431	40,283
As of January 31, 2018 and April 30, 2018, the Company has a warrant outstanding whereby the holder of the warrant can exercise the warrant to purchase 62,500 shares of the common stock at $0.76 per share. This warrant expires on October 3, 2018.
As of January 31, 2018, the Company has a second warrant outstanding whereby the holder of the warrant can exercise the warrant to purchase 223,582 shares of common stock at $5.00 per share or the lowest fair value of a share of the Company’s common stock as determined by a subsequent 409A valuation report. The warrant expires on June 1, 2027.
On March 6, 2018, the Company amended the terms of the second warrant to remove the exercise price reset feature. In conjunction with the Second Drawdown, the Company also issued a third warrant to purchase 141,050 shares of common stock at $5.00 per share. This warrant expires on March 6, 2028.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

11. Stock Option Plan
In May 2013, the Board of Directors and stockholders of the Company approved the 2013 Equity Incentive Plan (the “Plan”) as a successor to and continuation of the 2003 Equity Incentive Plan. At its adoption, the total number of shares of common stock authorized for issuance under the Plan was 4,999,661 shares. As of January 31, 2016, the Company reserved 5,834,162 shares of common stock for issuance under the Plan. On June 29, 2016, the Board of Directors approved the increase of shares of common stock reserved for issuance under the Plan by 3,875,000 shares. On December 19, 2017, the Board of Directors approved a further increase of 2,125,000 shares of common stock reserved for issuance.
The Plan provides for the granting of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock awards, Restricted Stock Unit Awards, and other stock awards to employees, directors and consultants at the fair value per share on the date of grant as determined by the Board of Directors. Options and other awards may be granted at not less than 100% of the fair value of the common stock on the date of grant unless they are granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction (as defined in the Plan) and in a manner consistent with the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and, if applicable, Section 424(a) of the Code. Options granted to a 10% stockholder shall be at not less than 110% of the fair value and expire five years from the date of grant.

As of January 31, 2018 and April 30, 2018, the Company has only granted options under the Plan. Options generally vest over a 48-month period and are generally exercisable for up to 10 years after the date of grant.
Activity under the Plan is set forth in the table below (in thousands, except for exercise price and contractual life):

	Options Outstanding
	Shares Subject to Outstanding Stock Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

Balance, January 31, 2018	7,449	4.36	8.11	$34,873
Option granted	1,794	11.09
Option exercised	(288)	4.08
Option forfeited/expired	(34)	5.17
Balance, April 30, 2018	8,921	5.72	8.29	$54,609
Vested and expected to vest, April 30, 2018	9,063	5.72	8.31	$55,488
Exercisable, April 30, 2018	5,553	5.21	7.79	$36,808
The intrinsic value of the stock options exercised is the difference between the fair value of the underlying common stock as of the exercise date and the exercise price. The aggregate intrinsic value of exercised stock options was approximately $0.1 million and $2.1 million for the three months ended April 30, 2017 and 2018. The weighted-average grant date fair value of options granted during the three months ended April 30, 2017 and 2018 was $2.25 and $4.81 per share.

Early Exercises of Stock Options
Certain option grants are allowed to be exercised prior to vesting. The unvested shares of common stock exercised are subject to the Company’s right to repurchase at the lower of the original exercise price or the fair market value of the share at the time the repurchase right is exercised. Early exercises of options are not deemed to be substantive exercises for accounting purposes and accordingly, amounts received for early exercises are initially recorded in liability and reclassified to additional paid-in capital as the underlying shares vest. There was no early exercise during the three months ended April 30, 2017. During the three months ended April 30, 2018, the Company issued 17,730 shares of common stock and received $0.1 million as a result of the early exercise. There was no repurchase in the three months ended April 30, 2017 and 2018. As of January 31, 2018 and April 30, 2018, the number of shares of common stock subject to repurchase was 129,468 and 141,843 with an aggregate price of $0.7 million and $0.8 million, respectively.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Stock-Based Compensation Expense
The Company estimates the fair value of stock options using the Black Scholes option-pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of the employee stock options was estimated using the following weighted-average assumptions:

	Three Months Ended April 30,
	2017	2018

Expected term (years)	5.8 – 6.08	4.53 – 6.67
Volatility	44.14%	43.49% – 45.11%
Weighted average volatility	44.14%	44.33%
Risk-free interest rate	2.15% –2.19%	2.61% – 2.83%
Dividend yield	0%	0%
Value per share of the Company’s common stock
Due to the lack of public market for the Company’s common stock, the Company’s management, with the assistance of a third-party valuation specialist, determined the common stock fair value at the time of the grant of stock options by considering a number of objective and subjective factors, including the Company’s actual operating and financial performance, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the likelihood of achieving a liquidity event and transactions involving the Company’s common stock, among other factors. The fair value of the Company’s common stock has been determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants, Valuation of Privately Held Company Equity Securities Issued as Compensation. The fair value of the underlying common stock will be determined by the board of directors until such time as its common stock is listed on a stock exchange.

Expected volatility
The Company determines the expected volatility based on historical average volatilities of similar publicly traded companies corresponding to the expected term of the awards.
Expected term
The Company determines the expected term of awards using the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award, as the Company does not have sufficient historical data relating to stock-option exercises.
Risk-free interest rate
The risk-free interest rate is based on the United States Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.
Estimated dividend yield
The estimated dividend yield is zero, as the Company does not currently intend to declare dividends in the foreseeable future.
On February 1, 2018, the Company adopted ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”) and elected to account for forfeitures as they occur in calculating stock compensation costs. Adoption of this guidance did not result in a material impact on the Company’s financial statements.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

Stock-based compensation expense related to options granted to employees and nonemployees was recognized as follows (in thousands):

	Three Months Ended April 30,
	2017	2018

Cost of revenues	$47	$109
Research and development	168	257
Sales and marketing	282	350
General and administrative	481	553
Total	$978	$1,269

As of January 31, 2018 and April 30, 2018, $8.3 million and $16.7 million of unrecognized compensation costs related to these stock options is expected to be recognized over a weighted-average period of 2.6 years and 2.2 years.

12. Income Taxes
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law. The Tax Act includes a number of key tax provisions that affect the Company, including but not limited to, lowering the U.S. federal corporate tax rate from 35% to 21%, effective January 1, 2018, and the establishment of a territorial-style system for taxing foreign-source income of domestic multinational corporations. On December 22, 2017, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which provides guidance on accounting for the Tax Act’s impact and allows registrants to record provisional amounts during a measurement period not to extend beyond one year of the enactment date.
The Company has not completed its accounting assessment for the effects of the Tax Act; however, based on its initial assessment, the Company has determined that the Tax Act did not have a material impact to the financial statements in fiscal 2018, other than disclosures in the Company’s year-end financial statements. The Company currently maintains a full valuation allowance recorded against its U.S. federal deferred tax assets since the Company continues to incur losses in all fiscal years. As such, the remeasurement of the deferred tax assets and related valuation allowance is not expected to have a material impact to the financial statements in fiscal 2018, other than disclosures presented below. The Company expects to complete its assessment within the measurement period in accordance with SAB118. The Company’s assessment of the impact of the Tax Act may materially differ from its provisional assessment during the measurement period due to, among other things, further refinement in its calculations, changes in interpretations and assumptions the Company has made, or guidance that may be issued.
The Company has not provided U.S. income taxes for the unremitted earnings of foreign subsidiaries because such earnings are intended to be reinvested in the foreign jurisdictions. The Company has accumulated deficits in its foreign subsidiaries such that no transition tax is expected to be due as a result of the Tax Act.
The components of profit/(loss) before provision for income taxes were as follows (in thousands):

	Three Months Ended April 30,
	2017	2018

United States	$(10,097)	$(11,193)
Foreign	141	223
Total	$(9,956)	$(10,970)

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

During the three months ended April 30, 2017 and 2018, the Company recorded income tax expense of $42 thousand and $76 thousand, all of which is related to income taxes in foreign jurisdictions.
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes purposes.
As a result of the adoption of ASU 2016-09 on February 1, 2018, the Company recognized a total U.S. federal and state deferred tax asset of $0.1 million for such previously unrecognized excess tax benefits which is offset by the Company’s U.S. federal and state valuation allowance. Under ASU 2016-09, the excess tax benefits and deficiencies are recognized in the period in which they occur.
The Company has deferred tax assets totaling approximately $75.3 million at January 31, 2018, which consist primarily of net operating loss carryforwards. The Company does not believe that the assets are realizable on a more-likely-than-not basis. As a result, the net deferred tax assets have been offset by a valuation allowance, except for certain foreign jurisdictions. The valuation allowance decreased by $19.7 million during the year ended January 31, 2018. The decrease in valuation allowance relates primarily to the reduction of the corporate tax rate, partially offset by the current year loss.
The Company has federal and state net operating loss carryforwards of $379.0 million as of January 31, 2018. The federal net operating loss carryforwards expire at various dates beginning 2023 through 2037. The state net operating loss carryforwards will expire at various dates beginning in 2017 through 2037. The Company also has federal and state research carryforwards of $3.2 million and $3.5 million as of January 31, 2018, respectively. The federal credits begin to expire in 2024 and the state credits have no expiration. At January 31, 2018, except for certain foreign jurisdictions, the net deferred tax assets have been fully reserved due to the uncertainty surrounding the realization of such benefits.
The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes. As of January 31, 2018, the total amount of gross unrecognized tax benefits was approximately $2.7 million, all of which, net of the federal benefit on certain deferred tax items, represented a reduction in the deferred tax asset and a corresponding reduction in the valuation allowance. As a result, future recognition of any of the unrecognized tax benefits would not affect the Company’s effective tax rate. The Company’s policy is to classify interest accrued or penalties related to unrecognized tax benefits as a component of income tax expense.
Section 382 of the Internal Revenue Code (the Code) limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, utilization of these carryforwards could be restricted.
The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As Company expands its global operations in the normal course of business, the Company could be subject to examination by taxing authorities through the world. These audits could include questioning the timing and amount of deductions; the nexus of income among various tax jurisdictions; and compliance with federal, state, local, and foreign tax laws. The Company is not currently under audit by the Internal Revenue Service or other similar state, local, and foreign authorities. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

13. Employee Benefit Plan
The Company has a 401(k) savings plan that covers substantially all employees of the Company. The plan provides for voluntary salary reduction contributions in an amount not to exceed the Internal Revenue Service annual allowable deduction. The Company has not provided matching contributions for any of the periods presented.

14. Net Loss Per Share Attributable to Common Stockholders
The Company considers all series of redeemable convertible preferred shares to be participating securities. Under the two-class method, basic and net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. The net loss attributable to common stockholders is not allocated to the redeemable convertible

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

preferred shares as the holders of redeemable convertible preferred shares do not have a contractual obligation to share in the Company’s losses.
The following table sets forth the calculation of basic and diluted net loss per share attributable to common stockholders during the periods presented (in thousands, except per share data):

	Three Months Ended April 30,
	2017	2018

Net loss attributable to common stockholders	$(9,998)	$(11,046)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	5,305	6,356
Net loss per share attributable to common stockholders, basic and diluted	$(1.88)	$(1.74)
The following outstanding shares of potentially dilutive securities were excluded from the computation of the diluted net loss per share attributable to common stockholders for the periods presented because their effect would have been anti-dilutive (in thousands):

	January 31, 2018	April 30, 2018

Redeemable convertible preferred stock on an as-converted basis	30,278	30,278
Options to purchase stock	7,449	8,921
Warrant to purchase common stock	286	427
Unvested early exercised common shares	129	142
Total shares excluded from net loss per share	38,142	39,768

15. Geographic Information
Revenues by country from customers, based on the customer’s location, was as follows (in thousands):

	Three Months Ended April 30,
	2017	2018

United States	$17,825	$24,127
International	6,390	7,924
Total	$24,215	$32,051
No individual countries outside the United States represented 10% or more of total revenues.
Substantially all of the Company’s property and equipment is located in the United States.

Adaptive Insights, Inc.
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

16. Other Expense (Income), Net
The components of other expense (income), net are as follows (in thousands):

	Three Months Ended April 30,
	2017	2018

Interest expense	$25	$1,250
Foreign currency (gain) loss	148	585
Change in fair value of common stock warrant liability	—	339
Other	(27)	(82)
Total	$146	$2,092

17. Related Party Transactions
All contracts with related parties are executed in the ordinary course of business. The Company did not have any material related party balances as of January 31, 2018 and April 30, 2018. The Company did not have any material related party transactions for the three months ended April 30, 2017 and 2018.

18. Subsequent Events
In preparing the unaudited interim condensed consolidated financial statements as of April 30, 2018 and for the three months then ended, the Company has evaluated subsequent events through May 29, 2018, the date the unaudited interim condensed consolidated financial statements were issued.
Subsequent to April 30, 2018, the Company’s Board of Directors granted stock options to purchase an aggregate of 137,000 shares of common stock with an exercise price of $13.50 per share. These stock options have a grant date fair value of approximately $0.9 million which is expected to be recognized over a weighted-average vesting period of 3.4 years. Out of the total stock options, stock options to purchase 25,000 shares of common stock have a vesting commencement date contingent upon a successful IPO. The grant date fair value for these stock options is $0.2 million.
On May 24, 2018, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation effecting a 1-for-4 reverse stock split of the Company’s issued and outstanding shares of common stock and redeemable convertible preferred stock. The reverse stock split was effected on May 25, 2018. The par value of the common and redeemable convertible preferred stock was not adjusted as a result of the reverse stock split. All issued and outstanding share and per share amounts included in the accompanying condensed consolidated financial statements have been adjusted to reflect this reverse stock split for all periods presented.
In May 2018, the Company entered into non-cancellable commitments with a hosting infrastructure vendor for a total value of $11.2 million over the next four years.
In May 2018, the Company’s Board of Directors approved the adoption of the 2018 Equity Incentive Plan (the “2018 Plan”). A total of 5,998,143 shares of common stock are initially available for issuance under the 2018 Plan.
In May 2018, the Company’s Board of Directors approved the adoption of the 2018 Employee Stock Purchase Plan (the “ESPP”), which will become effective upon the Company’s initial public offering. A total of 1,110,000 shares of common stock are initially available for sale under the ESPP.